As Filed with the Securities and Exchange Commission on December 14, 1999
                                         Registration No. 333-_________

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                               FORM S-3
                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933
                   ________________________________

                       HOST AMERICA CORPORATION
        (Exact name of registrant as specified in its charter)

              COLORADO                               06-1168423
   (State or other jurisdiction of        (IRS Employer Identification No.)
                                            incorporation or organization)
                              TWO BROADWAY
                        HAMDEN, CONNECTICUT 06518
                             (203) 248-4100
      (Address, including zip code, and telephone number, including area code or registrant's principal executive offices)

                           GEOFFREY W. RAMSEY
                         CHIEF EXECUTIVE OFFICER
                        HOST AMERICA CORPORATION
                              TWO BROADWAY
                       HAMDEN, CONNECTICUT  06518
        (Name, address, including zip code, and telephone number,
                including area code or agent for service)

                               COPIES TO:
         JOHN B. WILLS, ESQ.                     GEOFFREY W. RAMSEY
 BERENBAUM, WEINSHIENK & EASON, P.C.          HOST AMERICA CORPORATION
 370 SEVENTEENTH STREET, SUITE 2600                  TWO BROADWAY
    DENVER, COLORADO  80202-5626             HAMDEN, CONNECTICUT  06518
          (303) 825-0800                           (203) 248-4100
                    ________________________________

Approximate date of commencement of proposed sale of the securities to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
  /  /   _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for
the same offering:  /  /   _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                    ________________________________

                     CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                           Proposed maximum    Proposed maximum
  Title of each class of                                       offering           aggregate         Amount of
Securities to be registered     Amount to be registered   Price per unit(2)     Offering price   Registration fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (1)      302,000                 $3.96              $1,195,920         $332.47
=================================================================================================================

(1) Each share of the Registrant's Common Stock includes one stock purchase right.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act based on the high ($4.06) and low ($3.85) sale prices of the Registrant's Common Stock as quoted on the Nasdaq Small Cap Market on December 3, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                              PROSPECTUS

                       HOST AMERICA CORPORATION

                    302,000 SHARES OF COMMON STOCK
                           ($.001 PAR VALUE)

                   ________________________________

     This prospectus is part of a registration statement that covers 302,000 shares of our Common Stock which are presently outstanding as underlying outstanding options and warrants. These shares may be offered and sold from time to time by certain of our shareholders (the "Selling Shareholders") in a manner set forth in this Prospectus. We will receive up to approximately $1,762,500 from the exercise price of the options and warrants (which have exercise prices ranging from $2.25 to $7.50) if and when exercised. We will use the proceeds for general working capital purposes. We will not receive any of the proceeds from the sale of the Common Stock. We will bear the costs relating to the registration of the Common Stock, which we estimate to be $15,000.

     Our Common Stock and Warrants to purchase Common Stock are traded on the Nasdaq Stock Market under the symbols CAFE and CAFEW. The average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on December 2, 1999 was $4.0625 per share of Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Purchasing shares of our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                   ________________________________













            THE DATE OF THIS PROSPECTUS IS __________, 1999

     The terms "Host America," "Company," "we," "our" and "us" refer to Host America Corporation unless the context suggests otherwise. The term "you" refers to a prospective investor.

                    ________________________________

     You should rely on the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page ___. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               THE COMPANY

     Host America Corporation is a regional contract food service management company with operations in Connecticut, New York, New Jersey and Massachusetts. Our diversity of services allows our customers to offer their employees full breakfast and lunch availability, multi-level catering and a variety of complementary food service options. The majority of our revenues come from the following areas:

     *    management of corporate cafeterias

     *    management of corporate restaurants

     *    home meal replacement

     *    catering in single-tenant office buildings

     *    catering in multi-tenant office buildings
The remainder of our revenue comes from maintaining vending machines and coffee service at select facilities. We concentrate on small- to medium-sized clients who generate between $500,000 and $2 million in annual food sales at each of their locations. We believe that these middle-market clients provide us with greater profit margins. We also believe that these middle-market clients give us the opportunity to provide them with a variety of food-related services. We endeavor to be the exclusive food provider at each facility we serve, thereby allowing us to control the quality of food and service at each location.

     We currently use various marketing and operating strategies to provide clients with an umbrella of food services. These services include:

     *    corporate cafeteria dining

     *    office coffee

     *    vending machines

     *    special events catering

     *    home meal replacement

We believe that this umbrella strategy has been an important factor in our growth, as well as in attracting large, corporate clients with multiple needs. Through our on-site account managers and employees, we endeavor to provide high quality food and client satisfaction while controlling overhead and labor costs.

     We will attempt to increase our revenues through acquisition of small- to medium-sized food service providers currently operating in geographical locations and dining markets that we do not currently serve. We believe that through acquiring these kinds of businesses our revenues will increase at the same time as our overall per unit food costs and general and administrative expenses will decrease. We have not, as of the date of this report, entered into any agreements to acquire other food service providers. We also cannot offer assurance that we will be successful in finding suitable food service companies to acquire.

                           RECENT DEVELOPMENTS

     The following is a summary of certain significant food service customers we have acquired into in the past few months:

     * On September 30, 1999, we entered into an agreement with Metro Four Associates, Limited Partnership, the owner and lessor of a multi-tenant building located in Edison, New Jersey. We will provide deli-convenience style food for the tenants of this building.

     * On September 30, 1999, we entered into a contract with Trumpf, Inc. located in Farmington, Connecticut, to provide the entire food service operation for Trumpf, Inc. Trumpf, Inc. manufactures sophisticated metal cutting machines. We project the opening date for this operation to be in January, 2000.

     * On October 4, 1999, we replaced Sodexho-Marriott as the food service provider at Corporate Campus One located in Milford, Connecticut. Crown Milford is the landlord of three multi-tenant buildings. Some of the major tenants at Corporate Campus One are Bayer Corporation, Oxford Health Plans, Executone, Staples, and Warnaco.

     * On October 4, 1999, we replaced Sodexho-Marriott as the food service provider at Merritt Crossing Woods located in Milford, Connecticut. Preotle, Lane & Associates Ltd. is the landlord of the several multi-tenant buildings.

     * On October 4, 1999, we replaced Sodexho-Marriott as the food service provider at Stolt-Nielson Transportation Group Ltd. located in Greenwich, Connecticut. This company is in the business of shipping chemicals and liquids in tankers throughout the world.

     * On October 11, 1999, we replaced a food service company as the dining service provider for Oxford Health Plans at Hookset and Nashua, New Hampshire.

     * On November 15, 1999, we became the food service provider for Priceline.com located in Norwalk, Connecticut. Priceline.com provides on line purchasing of airline and hotel reservations and other internet services.

     * On December 9, 1999, we became the food service provider for New York City Housing Authority. This is our first account in downtown Manhattan. We hope this new account will provide us with an opportunity to showcase our quality service and meal selection to potential clients in the New York City area.


                              THE OFFERING

     Securities Offered  302,000 shares of Common Stock, $.001 par value

     Offering Price      All or part of the shares offered hereby may be
                         sold from time to time in amounts and on terms to be determined by the Selling Shareholders at the time of the sale

     Nasdaq Symbols      "CAFE" and "CAFEW"

                              RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of our Common Stock. Each of these risk factors could adversely affect our business, operating results and financial condition. This means that each of these risk factors could adversely affect the value of our Common Stock. Investing in common stock involves a high degree of risk.

     RETENTION AND RENEWAL OF CUSTOMER CONTRACTS. Our success depends upon our ability to keep and renew contracts with our current customers.
Success also depends upon our ability to obtain and negotiate new customer contracts. Two major customers make up 55% of our annual sales. There can be no assurance that we will be able to:

     *    retain and renew existing client contracts

     *    obtain new contracts

     *    ensure new contracts we obtain will be profitable

Our failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on our business, financial condition and results of operations.

     INVESTMENT IN CLIENT CONTRACTS. Typically we are required to invest a substantial amount of money in a client's facility for equipment and initial start-up expenses. Historically, we have funded these expenditures from cashflow and short-term borrowings. To the extent that we are not reimbursed for a part of these costs, are unable to enter into long-term contracts or are unable to retain existing clients, we could experience short-term cashflow problems or be required to seek additional outside financing. There is no assurance that this outside financing will be available.

     DEPENDENCE ON BUILDING OWNERS TO RETAIN TENANTS. Our customers consist primarily of tenants in large office complexes and buildings in the Northeastern United States. Accordingly, we are dependent, in a large part, on the building owners to attract and retain quality tenants by offering competitive rental rates, favorable locations and adequate maintenance services. To the extent these building owners fail to provide a favorable rental atmosphere and retain existing tenants, we may lose customers, revenues, and potentially a food service contract irrespective of the quality of its food service facility. If we were to lose customers due to building vacancies, it could have an adverse material effect on our operations and financial condition.

     FLUCTUATING FOOD PRICES AND SHORTAGES. We are subject to fluctuating food prices and availability of certain food items which can, and does, vary by location. Although our contracts with our clients allow for certain adjustments due to rising prices over a specified period of time, often times we must take a reduced profit to ensure that certain required food groups are available and to avoid customer dissatisfaction. Although most shortages last only a short period of time, shortages in certain items may adversely affect the quality and variety of food offered at a given location. We attempt to anticipate shortages by centralized buying for our various locations by placing large orders with reliable suppliers and following trends in product availability and price.

     COMPETITION IN TAKE-HOME PREPARED MEAL MARKET; DEPENDENCE ON CUSTOMERS WITH DISPOSABLE INCOME. At certain of our locations, we offer tenant employees the opportunity to purchase fully cooked homestyle meals which can be served at home with little or no additional preparation. Our fully prepared, take home meals compete with many other forms of home replacement meals, including a variety of ethnic foods. Our take home meals are generally purchased by upper middle class employees who have the disposable income to purchase such meals. If a downturn in the economy were to occur, it is likely that this source of revenues would be adversely affected.

     DEPENDENCE ON KEY PERSONNEL. Our future success depends to a significant extent on the efforts and abilities of our founders and executive Officers, Geoffrey W. Ramsey and David J. Murphy. Although we have five (5) year employment agreements with these two individuals, the loss of their services could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success also will depend significantly upon our ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for this type of personnel is intense, and there can be no assurance that we will be successful in attracting, assimilating and retaining the personnel we require to grow and operate profitability. On July 21, 1998, we obtained a $1,000,000 key man life insurance policy on each of these individuals; we are the beneficiary of these policies.

     LABOR SHORTAGES. From time to time, we must hire and train a number of qualified food service managers and temporary workers to provide food service at a new corporate location or scheduled events at the Laurel View Country Club and other locations. We may encounter difficulty in hiring sufficient numbers of qualified individuals to staff these events, which could have a material adverse effect on our business, financial condition and results of operations. These shortages occur most often during the summer months when a large number of events are planned at the Laurel View Country Club.

     COMPETITION. We encounter significant competition in each area of the contract food service market in which we operate. Some of our competitors compete with us on both a national and a local basis, and have significantly greater financial and other resources than we do.
Competition may result in:

     *    price reductions

     *    decreased gross margins

     *    loss of market share

In addition, existing or potential clients may elect to "self operate" their food service, thereby eliminating the opportunity for us to compete for the account. There can be no assurance that we will be able to compete successfully in the future or that competition will not have a material adverse effect on our business, financial condition or results of operations.

     INFLATION RISK. Although most of our contracts provide for minimum annual price increases for the products and services we provide, we could be adversely impacted during inflationary periods if the rate of these contractual increases is lower than the inflation rate.

     ACQUISITION RISKS. One component of our corporate strategy is to pursue acquisitions of related businesses. There can be no assurance that we will be able to identify, negotiate and complete acquisitions or that acquired businesses can be operated profitably or integrated successfully into our operations. In addition, our acquisitions are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that our historic or future acquisitions will not have an adverse impact on our business, financial condition or results of operations. If suitable opportunities arise, we anticipate that we would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to us on acceptable terms when, and if, suitable strategic opportunities arise. If we were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, our stockholders could suffer a significant dilution of their interests.
In addition, many of the acquisitions we are likely to pursue, if accounted for as a purchase, would result in substantial amortization charges.

     GOVERNMENT REGULATION. Our business is subject to various governmental regulations incidental to our operations. Among these are:

     *    environmental regulations

     *    employment regulations

     *    health and safety regulations

We also hold a liquor license at one facility which is subject to the liquor license requirements of the state of Connecticut, including its "dram-shop" statute. "Dram-shop" statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While we maintain insurance for such liability, there can be no assurance that this insurance will be adequate to cover any potential liability or that this insurance will continue to be available on commercially acceptable terms. The loss of our liquor license could have a material adverse effect on our business, financial condition or results of operations. There can be no assurance that additional federal or state regulation would not limit our activities in the future or significantly increase the cost of regulatory compliance.

     EFFECTIVE CONTROL BY CURRENT OFFICERS AND DIRECTORS. Our current Officers, Directors and family members beneficially own approximately 66.6% of the voting Common Stock and voting Series A Preferred Stock outstanding. Our Articles of Incorporation do not authorize cumulative voting in the election of directors and as a result, our Officers and Directors currently are, and in the foreseeable future will continue to be, in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of Directors.

     NO DIVIDENDS. We have paid no cash dividends on our Common Stock and have no present intention of paying cash dividends in the foreseeable future. It is the present policy of our Board of Directors to retain all earnings to provide for our growth. Payment of cash dividends in the future will depend upon:

     *    our future earnings

     *    our requirements for capital improvements

     *    our operating conditions

     *    our financial conditions

     *    other factors deemed relevant by the Board of Directors

     LIMITED PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE OF SHARES OF COMMON STOCK AND WARRANTS. The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected that trading in our Common Stock and Warrants may have wide fluctuations in price. Prior to July 21, 1998, there was no public market for our Common Stock or Warrants and, despite the initial listing of the Common Stock and Warrants on Nasdaq, there is no assurance that a market will develop or be sustained. The limited market for our Common Stock and Warrants, fluctuations in trading interest and changes in our operating results, financial condition and prospects could have a significant impact on the market prices for our Common Stock and our Warrants.

                       FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, general economic conditions in the Northern United States, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     *    economic outlook,

     *    cost reduction,

     *    cash flow,

     *    operating performance,

     *    modification of existing strategies, or

     *    improvements and industry developments

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Host America, our business of our management, are intended to identify forward-looking statements.

     We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                             USE OF PROCEEDS

     We will receive approximately $1,762,500 from the exercise of certain options and warrants but nothing of the proceeds from the sale of the Common Stock. We have paid the costs relating to the registration of these shares, which we estimate to be $15,000.

                          SELLING SHAREHOLDERS

     The following table sets forth, for each Selling Shareholder, the amount of Common Stock of the Company owned, the number of shares of Common Stock offered hereby and the number of shares of Common Stock to be held and the percentage of outstanding Common Stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this Prospectus).

                                           Number          Number of
                                          of Common      Common Shares
     Name                               Shares Owned(1)  Offered Hereby(1)
     ----                               ------------     --------------

     Geoffrey and Debra Ramsey              35,000           35,000
     David Murphy                           35,000           35,000
     Anne Ramsey                            11,000           11,000
     Thomas P. and Irene Eagan              11,000           11,000
     Patrick J. Healy                        5,000            5,000
     John D'Antona                           5,000            5,000
     Robert T. Kirk                        156,000          156,000
     Michael Morrisett                       8,000            8,000
     Marie Lima                              8,000            8,000
     James St. Clair                         4,000            4,000
     Brian Herman                            4,000            4,000
     David A. Carter                        10,000           10,000
     Wendy Tand Gusrae                      10,000           10,000
                                       -----------      -----------

               Total                       302,000          302,000
                                       ===========      ===========
     _______________
(1) Represents only shares owned of restricted Common Stock underlying warrants and options issued by the Company to Barron Chase Securities, Inc. and its assigns in connection with the Company's public offering in July 1999 and options and warrants issued to Officers and Directors as incentive bonuses.

                          PLAN OF DISTRIBUTION

     We are registering the shares covered by this Prospectus for the Selling Shareholders. As used in this Prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interest. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The Selling Shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their shares through:

     * a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     * purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     * ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a) (11) of the Securities Act of 1933. If the Selling Shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b) (2) of the 1933 Act.

     In addition to selling their shares under this Prospectus, the Selling Shareholders may:

     * agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

     * transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     * sell their shares under Rule 144 of the 1933 Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

                                 EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's annual report on Form 10K-SB have been audited by DiSanto Bertoline & Company, P.C., independent auditors, as stated in their report appearing herein in the Registration

Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             LEGAL OPINIONS

     The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C.

                   WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy documents we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference.

     (1) Definitive Proxy Statement for Annual Meeting of Shareholders to be held November 23, 1999.

     (2)  Quarterly Report on Form 10-QSB for the quarter ended September 30,
          1999.

     (3)  Annual Report on Form 10-KSB for the year ended June 25, 1999.

     (4)  Quarterly Report on Form 10-QSB for the quarter ended March 26,
          1999.

     (5) Definitive Proxy Statement for Special Meeting of Shareholders held on April 30, 1999.

     (6)  Quarterly Report on Form 10-QSB for the quarter ended December 25,
          1998.

     (7)  Quarterly Report on Form 10-QSB for the quarter ended September 27,
          1998.

     (8) The description of our Defined Contribution and Trust Agreement for 401(k) Plan that is contained in our registration Statement on form S-8 filed with the SEC on January 4, 1999.

     Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the securities.

     We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Geoffrey W. Ramsey, Two Broadway, Hamden, Connecticut 06518 (telephone 203-248-4100).

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of the date other than the date on the front of those documents.

                                 PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee         $ 2,000
Legal fees and expenses                                      10,000   (1)
Accounting fees and expense                                   2,000   (1)
Miscellaneous                                                 1,000   (1)
                                                            -------

     Total(1)                                               $15,000   (1)
                                                            =======
____________
(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distribution), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Company's articles of incorporation further provide that directors and officers of the Company will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Company unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

     Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding unless such indemnity is limited by the corporation's articles of incorporation. The Company's articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

     The Company's articles of incorporation and bylaws permit the Company to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

     The Company's articles of incorporation also provide that the Company may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Company against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

ITEM 16. EXHIBITS.

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

  EXHIBIT NO.       TITLE
-------------  ------------------------------------

        5      Opinion of Berenbaum, Weinshienk & Eason, P.C.

     23.1      Consent of Berenbaum, Weinshienk & Eason, P.C. (included in
               Exhibit 5)

     24.1      Consent of DiSanto Bertoline & Company, P.C.

        5 Power of Attorney (included in the signature page of this registration statement)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on December 14, 1999.

                              HOST AMERICA CORPORATION



                              /s/ GEOFFREY W. RAMSEY
                              --------------------------------
                              By:  Geoffrey W. Ramsey, President and
                                        Chief Executive Officer

                            POWER OF ATTORNEY

     Each of the undersigned hereby nominates, constitutes and appoints Geoffrey W. Ramsey and David J. Murphy, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 14, 1999.


/s/ GEOFFREY W. RAMSEY                  /s/ DAVID J. MURPHY
---------------------------------       -------------------------------
Geoffrey W. Ramsey, Director            David J. Murphy, Director


/s/ ANNE L. RAMSEY                      /s/ THOMAS P. EAGAN, JR
---------------------------------       -------------------------------
Anne L. Ramsey, Director                Thomas, P. Eagan, Jr., Director


/s/ PATRICK J. HEALY                    /s/ JOHN D'ANTONA
---------------------------------       -------------------------------
Patrick J. Healy, Director                   John D'Antona, Director